EXHIBIT 10.1
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
UNDER THE TIPTREE INC. 2017 OMNIBUS INCENTIVE PLAN

Name of Participant:	[●]
Maximum Number of Performance Restricted Stock Units (“PRSUs”):	[●]
Grant Date	[DATE]

This Performance Restricted Stock Unit Agreement (this “Agreement”) is between Tiptree Inc., a Maryland corporation (the “Company”), and the Participant named above.
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:
1.Award of Performance Restricted Stock Units. On the Grant Date, the Company grants to the Participant PRSUs, on the terms and conditions hereinafter set forth and in accordance with the terms of the Tiptree Inc. 2017 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), for that number of shares of the Company’s Common Stock, par value $0.001 per share (“Shares”), indicated above.
2.Vesting. Subject to the terms and conditions of this Agreement, the PRSUs shall become vested based upon the achievement by the Company of specified Average Price (defined below) Share prices within five pre-established determination periods (collectively, the “Determination Periods”), in each case, as set forth below and subject to the Participant’s continued service with the Company on any such vesting date together with the additional terms, conditions and limitations set forth below:

Company Share Price Target*	Number of PRSUs that Vest	Determination Period
$15	[ ]	First Determination Period: Not later than [Date] [2 years following Grant Date]
$20	[ ]	Second Determination Period: Not later than [Date] [4 years following Grant Date]
$30	[ ]	Third Determination Period: Not later than [Date] [6 years following Grant Date]
$45	[ ]	Fourth Determination Period: Not later than [Date] [8 years following Grant Date]
$60	[ ]	Final Determination Period: Not later than [Date] [10 years following Grant Date]
*Company Share Price Targets will be adjusted for dividends.
(a)If the average of the thirty (30) trading day closing stock price of a Share (the “Average Price”) during a given Determination Period does not satisfy the Company Share Price Target set forth in the preceding table for such Determination Period, the PRSUs associated with such Company Share Price Target shall no longer be eligible to vest with respect to that Company Share Price Target. However, such PRSUs may be eligible to vest in a subsequent Determination Period if, but only if, a higher Company Share Price Target is achieved, as described in the following sentence. If the Average Price satisfies a subsequent Company Share Price Target associated with a later occurring Determination Period, the PRSUs associated with any lower Company Share Price Target for which vesting has not occurred will vest during such later Determination Period. For the avoidance of doubt, the “make-up” vesting described in the preceding sentence will only occur if the Average Price during a later Determination Period is equal to or greater than the Company Share Price Target associated with such later Determination Period and not the Company Share Price Target associated with any earlier occurring Determination Period. The date, if any, within a Determination Period when PRSUs become vested as a result of the achievement of a Company Share Price Target is herein referred to as a “Vesting Date.”
(i)Example: If the Average Price during the First Determination Period does not satisfy the $15 Company Share Price Target, the PRSUs associated with the $15 Company Share Price Target shall not vest during the First Determination Period. However, if the Average Price during the Second Determination Period is equal to or greater than the $20 Company Share Price Target, the PRSUs associated with the $15 Company Share Price Target (as well as the PRSUs associated with the $20 Company Share Price Target) shall vest during the Second Determination Period. If the Average Price during the Second Determination Period is greater than the $15 Company Share Price Target but below the $20 Company Share Price Target, neither the PRSUs associated with the $15 Company Share Price Target nor the PRSUs associated with the $20 Company Share Price Target shall vest during the Second Determination Period.
(b)No PRSUs shall vest following the Final Determination Period and any such PRSUs that remain unvested as of the Final Determination Period shall be forfeited and cancelled as of such date for no consideration.
(c)For purposes of this Agreement, “service with the Company” means the Participant’s continued service as an employee of, or officer or other service provider with, the Company, any parent or subsidiary of the Company or any other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including Corvid Peak Holdings, L.P. The Participant’s service with the Company shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company regardless of whether pay is suspended during such leave.
3.Exchange Right. Notwithstanding anything in this Agreement to the contrary, in the event that the Company’s stockholders approve an increase to the Plan’s share pool, as set forth in Section 3.1 of the Plan, not later than 30 calendar days from the Company’s 2022 annual meeting of stockholders, the Participant shall have a right to exchange the award of PRSUs under this Agreement, to the extent unvested, for an equal number of shares of unvested Restricted Stock (the “Exchange”). The Participant must provide written notice to the Company of his election of the Exchange not later than 30 days following the date of the stockholder approval described in the preceding sentence. The unvested Restricted Stock received pursuant to the Exchange shall be subject to a restricted stock award agreement, to be approved by the Committee or by the Board, that contains terms and conditions substantially similar to the terms and conditions of this Agreement, including but not limited to vesting and forfeiture; provided, however, that the restricted stock agreement shall provide that the Participant has the right to vote any shares of Restricted Stock of which he is the record owner on the record date for such vote.
4.Issuance of Shares. The Company shall issue to the Participant (or his beneficiary in the event of a Vesting Date that occurs following the death of the Participant) within thirty (30) days following a Vesting Date, a number of Shares equal to the number of PRSUs vesting on such Vesting Date. Such Shares may be delivered to the Participant either by book-entry registration or in the form of a certificate or certificates, registered in the Participant’s name or in the names of the Participant’s legal representatives, beneficiaries or heirs, as applicable. The Participant shall have no further rights with regard to the PRSUs once the underlying Shares have been delivered to the Participant. Notwithstanding the foregoing, the Company, in its sole discretion, may, if Shares are not available under the Plan or any successor plan at the time the PRSUs are settled in accordance with the terms of this Section 4, instead deliver cash equal to the Fair Market Value of the Shares underlying such vested PRSUs.
5.Effect of Termination of Employment.

(a)Except as provided in Section 5(b), the Participant’s rights to PRSUs that are not vested shall be immediately and irrevocably forfeited upon a termination of the Participant’s service with the Company, including the right to receive dividend equivalents as provided in Section 8(b) of this Agreement.
(b)Notwithstanding the foregoing, in the event that a termination of the Participant’s service with the Company occurs:
(i)due to the Participant’s death or due to the Participant’s Disability (as defined below), any unvested PRSUs shall remain outstanding and eligible to vest during each Determination Period that follows such termination if the Company Share Price Targets for such Determination Periods are met in accordance with Section 2; or
(ii)due to (A) a termination of the Participant’s service by the Company without Cause (as defined below), or (B) following the third anniversary of the Grant Date, as a result of the Participant’s Retirement (as defined below), then any unvested PRSUs shall remain outstanding and eligible to vest during each Determination Period that follows such termination if the Company Share Price Targets for such Determination Periods are met in accordance with Section 2; provided, however, that all unvested PRSUs shall be forfeited in the event that the Participant engages in Competition (as defined below).
(c)“Cause” shall mean any one of the following (i) any event constituting “Cause” as defined in any employment agreement, if any, then in effect between the Participant and the Company or any of its Affiliates, (ii) the Participant’s engagement in misconduct which is materially injurious to the Company or any of its Affiliates, (iii) the Participant’s failure to substantially perform his duties to the Company or any of its Affiliates, (iv) the Participant’s repeated dishonesty in the performance of his duties to the Company or any of its Affiliates, (v) the Participant’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its Affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least 30 days or (vi) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or any of its Affiliates.
(d)“Competition” shall mean the Participant engaging in, participating in, carrying on, owning, or managing, directly or indirectly, either for himself or as a partner, stockholder, officer, director, employee, agent, independent contractor, representative, co-venturer, or consultant (whether compensated or not), any business, partnership, corporation, or other enterprise that is a Competitive Business.
(e)“Competitive Business” shall mean (i) an asset management business of similar size and scope as the Company (a “Competitor”); provided that an asset management business shall be excluded from the definition of Competitor if (A) the average assets under management of that business over the three (3) years prior to the date of termination of the Participant’s service with the Company is equal to or exceeds the greater of (x) $5.0 billion and (y) 120% of the assets under management of, and assets owned by, the Company on the date of the termination of the Participant’s service with the Company, and (B) that such entity has reported EBITDA (or other similar measure) equal to or exceeding 120% of the Adjusted

EBITDA as most recently publicly reported by the Company prior to the date of the termination of the Participant’s service with the Company; or (ii) a business of similar size and scope as, and providing similar products or services to, any subsidiary of the Company, including, if applicable, an asset management subsidiary, which represents more than 20% of the Adjusted EBITDA as most recently publicly reported by the Company, but only if such subsidiary is not being treated as a discontinued operation under GAAP or in the process of being sold or otherwise wound down as of the date of the termination of the Participant’s service with the Company (a “Material Subsidiary Competitor”); provided, however, that the foregoing shall not prohibit the Participant from (i) after the termination of the Participant’s service with the Company, performing services for an entity that is engaged in a Competitive Business, so long as the Participant is not providing services in a material way for that part of the business that is engaged in a Competitive Business and that part of the business that constitutes a Competitive Business does not represent 20% or more of the earnings of such entity; or (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation or other business entity which is publicly traded.
(f)“Disability” shall have the meaning as defined under the Company’s long-term disability plan or policy that covers the Participant, or, in the event that the Company has no long-term disability plan or policy covering the Participant or such definition does not comply with Section 409A of the Code, “Disability” shall have the same meaning as defined under Section 409A of the Code.
(g)“Retirement” shall mean a termination by the Participant of his or her service with the Company following the Participant’s attainment of age fifty-five (55) but only if the Participant has satisfied the Rule of 65 (defined below), provided that the Participant has delivered a “written notice of termination,” which meets the requirements set forth below, to the Company at least thirty (30) days prior to the scheduled Retirement and otherwise complies with the definition of “Retirement” set forth immediately below. For purposes of this definition, “Retirement” will generally mean that the Participant is not working at all, except for (i) engaging in certain charitable or not-for-profit endeavors, (ii) management of the Participant’s personal investments, or (iii) providing advisory services on a limited basis or serving as a member of the board of directors of a public or private company (in each case, other than with respect to a Competitive Business). For purposes of this definition, “a written notice of termination” shall include, but shall not be limited to, a statement of the Participant’s intention to terminate his or her service with the Company that (x) specifies the Participant’s date of termination, (y) certifies that the Participant will not be employed by or provide services to any entity other than personal services provided to a charitable or non-profit organization, advisory services provided to an individual or entity on a limited basis or service as a member of the board of directors of a public or private company on the terms set forth above (and, if accepting such employment or providing such services, identifying the organization, individual or entity, as applicable, by name and describing the position, duties and/or relationships with such organization, individual or entity, as applicable), and (z) acknowledges the Participant’s agreement to provide other information regarding the Participant's reasons for termination and subsequent business activity upon request of the Company. For purposes of the definition of “Retirement”, “Rule of 65” means that the sum of the Participant’s age and years of combined and continuous service with the Company equals at least sixty-five (65). For purposes of determining the Rule of 65, only full years of service with the Company shall count as years of combined and continuous service.
6.Effect of a Change in Control. In the event of a Change in Control, unvested PRSUs that have not been previously forfeited shall (a) with respect to that portion of the unvested PRSUs, if any, that are associated with a Company Share Price Target(s) that is less than or equal to the transaction value on a per Share basis, immediately vest, with the Company issuing to the Participant on the effective date of the Change in Control a number of Shares equal to the number of PRSUs vesting on such date; and (b) with respect to that portion of the PRSUs, if any, that are associated with a Company Share Price Target(s) that is greater than the transaction value on a per Share basis, be immediately and irrevocably forfeited for no consideration, unless otherwise assumed in the Change in Control.
7.Transfer Restrictions.
(a)Notwithstanding anything to the contrary in this Agreement, the PRSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant.
(b)No transfer by will or the applicable laws of descent and distribution of any Shares which are issuable to the Participant upon settlement of the PRSUs by reason of the Participant’s death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.
8.Distributions and Adjustments.
(a)If there is any change in the number or character of the Shares without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), other than a dividend in which the PRSU is credited with dividend equivalent rights pursuant to Section 8(b) below, the Committee administering the Plan shall, in such manner and to such extent (if any) as it deems appropriate and equitable, adjust the number of PRSUs subject to this Agreement and the Company Share Price Targets accordingly, in its sole discretion. Any fractional PRSU resulting from an adjustment under this Section 8(a) shall be rounded down to the nearest whole unit.
(b)Unvested PRSUs shall not be entitled to be credited with dividend equivalents.
9.Taxes.
(a)The Participant acknowledges that the Participant shall consult with the Participant’s own tax advisor regarding the federal, state and local tax consequences of the grant of the PRSUs, payment of dividend equivalents on the PRSUs, the vesting of the PRSUs and issuance of Shares to the Participant in settlement of the PRSUs, the Exchange, and any other matters related to this Agreement. The Participant is relying solely on the Participant’s advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant is solely responsible for the Participant’s own tax liability that may arise as a result of this grant or any other matters related to this Agreement.
(b)In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant at the minimum required withholding rate.
(c)In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, the Participant may elect, on or before the date that the amount of any tax required to be withheld is determined, to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the PRSUs (including property attributable to the PRSUs described in Section 8(b) above) by:
(i)delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),
(ii)to the extent permitted by the Committee, in its sole discretion, having the Company withhold a portion of the Shares to be issued to the Participant in settlement of the PRSUs having a Fair Market Value equal to the minimum tax withholding amount for such taxes (at the time of settlement and/or upon the earlier vesting of the PRSUs, as applicable), or
(iii)delivering to the Company Shares having a Fair Market Value equal to the minimum tax withholding amount for such taxes. The Company shall not deliver any fractional Share but shall pay, in lieu thereof, the Fair Market Value of such fractional Share.
10.General Provisions.
(a)Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available to the Participant upon request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
(b)No Right to Continued Service. Nothing in this Agreement or the Plan shall be construed as giving the Participant the right to be retained as an employee, officer or other service provider to the Company. In addition, the Company may at any time dismiss the Participant from service free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c)Securities Matters. The Company shall not be required to issue or deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(d)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(e)Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
(f)Section 409A of the Code. The PRSUs granted hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with that intention. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Board or the Committee, as applicable, may, in its sole discretion, and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of any taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the PRSUs or Shares distributed hereunder shall not be subject to taxes, interest and penalties under Section 409A of the Code. For purposes of this Agreement, to the extent required to satisfy the requirements of Section 409A of the Code, references to termination of service with the Company shall be required to mean a “separation of service” within the meaning of Section 409A of the Code and the regulations thereunder (after giving effect to the presumptions contained therein).
(g)Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares issuable upon the vesting of the PRSUs until the date that the Shares are issued to the Participant.
(h)Clawback. If the Company’s fiscal year end financials are restated and it is found that the Participant’s misconduct led to the restatement, any unvested PRSUs granted hereunder may be forfeited and Shares received by the Participant upon settlement of the PRSUs or proceeds received by the Participant upon the sale of Shares received upon settlement of the PRSUs may be recovered in an amount determined by the Committee and to the maximum extent required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(i)Nature of Payments. This Agreement is in consideration of services performed or to be performed for the Company or any subsidiary, division or business unit of the Company. Any income or gain realized pursuant to this Agreement shall constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable subsidiary.
(j)Governing Law. The internal law, and not the law of conflicts, of the State of Maryland shall govern all questions concerning the validity, construction and effect of this Agreement.
(k)Notices. The Participant shall send all written notices regarding this Agreement or the Plan to the Company at the following address:
Tiptree Inc.
299 Park Avenue
13th Floor
New York, New York 10171
Attn:    General Counsel
Email: legal@tiptreeinc.com
(l)Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.
**Signature Page Follows**

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.
TIPTREE INC.

By:
Name:
Title:
ACKNOWLEDGED AND AGREED
By:
Name:
Dated: